EXHIBIT 5.1

JACKSON L. MORRIS
Attorney at Law

Admitted in Wyoming and Georgia

February 11, 2022

Board of Directors

Elektor Industries Inc.

304 South Jones Blvd. #7356

Las Vegas, Nevada 89107

Gentlemen:

I have acted, at your request, as general counsel to Elektor Industries Inc., a Wyoming corporation, (“Elektor”) for the purpose of rendering an opinion as to the legality of 5,000,000 shares of Elektor's common stock to be offered, distributed and sold for cash by Elektor, par value $0.0001 per share, pursuant to a registration statement to be filed under the Securities Act of 1933, as amended, by Elektor with the U.S. Securities and Exchange Commission (the "SEC") on Form S-1, for the purpose of registering the offer, sale and distribution of the Shares (“Registration Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Wyoming, to the extent I deem relevant to the matter opined upon herein, a true copy of the Articles of Incorporation, there being no amendments of record at the date hereof, of Elektor, the Bylaws of Elektor provided by Elektor’ management, selected proceedings of the board of directors of Elektor authorizing the issuance and sale of the Shares, a current draft of the Registration Statement, certificates of officers of Elektor and of public officials, and such other documents of Elektor and of public officials as I have deemed necessary and relevant to the matter opined upon herein.  Elektor has not engaged a transfer agent and will maintain its own securities register until the closing of the sale of the Shares by Elektor.  I have assumed, with respect to persons other than directors and officers of Elektor, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares when and as issued by Elektor against the specified consideration of cash at $0.10 per share will be duly authorized, legally issued, fully paid and non-assessable.

With respect to the Registration Statement, my services to Elektor have been strictly limited to issuance of this opinion and in no regard to preparation of the Registration Statement.  My forgoing opinion is strictly limited to matters of Wyoming corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Wyoming, as specified herein.

I consent to the use of my opinion as an exhibit to the registration statement and to the reference thereto under the heading “Legal Matters” or a similar heading in the prospectus contained in the registration statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris